UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASTEC INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASTEC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD April 24, 2008

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Astec Industries, Inc., a Tennessee corporation, will be held at the Company’s offices at 4101 Jerome Avenue, Chattanooga, Tennessee, on April 24, 2008, at 10:00 a.m., Chattanooga time, for the following purposes:

1.	To elect three directors in Class I to serve until the annual meeting of shareholders in 2011, or in the case of each director, until his successor is duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2008.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on February 21, 2008 are entitled to notice of, and to vote at, the Annual Meeting.  The transfer books will not be closed.  A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders at the Company’s offices from March 24, 2008 through the Annual Meeting.

                  By Order of the Board of Directors

                      Stephen C. Anderson
                  Secretary

Dated:  March 5, 2008

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET OR YOU MAY SIGN, DATE, AND RETURN THE ENCLOSED PROXY APPOINTMENT CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.  IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

ASTEC INDUSTRIES, INC.
1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 24, 2008

The enclosed proxy appointment is solicited by and on behalf of the Board of Directors of Astec Industries, Inc. for use at its Annual Meeting of Shareholders to be held on April 24, 2008, and at any adjournments thereof.  The appointment of proxy is revocable at any time prior to its exercise at the Annual Meeting by (i) written notice to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy appointment bearing a later date, or (iii) attending the Annual Meeting and voting in person.

This Proxy Statement is being mailed by the Company to its shareholders on or about March 21, 2008.  The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2007, including financial statements, is being sent to the shareholders with this Proxy Statement.

Only holders of record of the Company’s Common Stock as of the close of business on February 21, 2008 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting.  As of the Record Date, there were 22,299,125 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.  A shareholder is entitled to one vote for each share of Common Stock held.

QUORUM AND VOTING REQUIREMENTS

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, either present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the Annual Meeting. You will be considered part of the quorum if you attend the Annual Meeting in person, vote via a toll-free telephone number, vote via the Internet or vote by proxy.  Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum.

The affirmative vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of each of the nominees and for the ratification of the independent registered public accounting firm.  Withholding authority to vote with respect to any one or more nominees will not constitute a vote either for or against such nominee(s).

Abstentions and broker non-votes do not count as votes cast, and therefore will not affect the voting results as to any matter, including the election of directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority to vote on that item and has not received instructions from the owner of the shares.

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years.  The terms of directors of Class I expire with this Annual Meeting.  The directors of Class II and Class III will continue in office until the 2009 and 2010 annual meetings of shareholders, respectively.  At the present time, there are three directors in Class I, three directors in Class II, and three directors in Class III.  The shareholders are being asked to vote for the election of three directors to serve in Class I.

If the enclosed proxy appointment card is properly executed and returned, the persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of the three Class I nominees whose names appear below, unless the authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked.  It is anticipated that management shareholders of the Company will grant authority to vote for the election of all the nominees.  Each Class I director will be elected to hold office until the 2011 annual meeting of shareholders and thereafter until his successor has been duly elected and qualified.  In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS CHECK “FOR” TO VOTE FOR THE ELECTION OF ALL OF THE NOMINEES.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2007 are described under “Audit-Related Matters,” below.

We are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT SHAREHOLDERS CHECK “FOR” TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Certain Information Concerning Nominees and Directors

The following table sets forth the names of the nominees and of the Company’s current directors, their ages, the year in which they were first elected directors, their positions with the Company, their principal occupations and employers for at least the last five years, any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940, the number of shares of the Company’s Common Stock beneficially owned by them on February 21, 2008, and the percentage of the 22,299,125 total shares of Common Stock outstanding on such date that such beneficial ownership represents.  For information concerning membership on Committees of the Board of Directors, see “Corporate Governance: Board Committees” below.

NOMINEES FOR DIRECTOR

Class I
For the Three Year Term Expiring at the 2011 Annual Meeting

Name, Age and Year First Elected Director	Positions with the Company, Principal Occupations During At Least Past Five Years, and Other Directorships	Shares of Common Stock Beneficially Owned and Percent of Common Stock Outstanding[1]
William D. Gehl (61) (1999)
Mr. Gehl has served as a member of the Board and Chief Executive Officer of Gehl Company, a public company engaged in the manufacturing of compact construction equipment, since 1987 and 1992, respectively.  Mr. Gehl assumed the additional position of Chairman of the Board of Gehl Company in 1996.  Mr. Gehl also serves as a member of the Board of Freight Car America, a public company engaged in the manufacturing of aluminum coal cars and other railroad freight cars.

283 --
Ronald F. Green (60) (2002)
Mr. Green serves as Chairman of Advatech, LLC, a leading supplier of pollution control systems for power plants.  Prior to joining Advatech, Mr. Green served as Senior Vice President of USEC, Inc., a leading producer of commercial nuclear reactor fuel.  Prior to Joining USEC, from 2002 to 2003, Mr. Green was the President of Green and Associates, LLC and President of Power Measurement Technology, Inc.  From 2001 to 2002, Mr. Green served as President of FPL Energy, a wholesale electricity generator.  Prior to joining FPL Energy in November 2001, Mr. Green was President of Duke Engineering and Services, Inc. and Chief Operating Officer of Duke Solutions, Inc.

8,670[2] --
Phillip E. Casey (65) (2005)
Mr. Casey was elected to the position of Chairman of the Board of Gerdau Ameristeel in 2005 and previously served as President, Chief Executive Officer and Director of this publicly traded steel manufacturer from 1994 to 2005.  From 1994 until 2005, Mr. Casey also served in various industry leadership roles as a Director, Member of the Executive Committee and Chairman of the Steel Manufacturers Association (SMA), a leading industry trade organization.
2,151[3] --

MEMBERS OF THE BOARD OF DIRECTORS
CONTINUING IN OFFICE

Class III
Term Expiring at the 2010 Annual Meeting

Name, Age and Year First Elected Director	Positions with the Company, Principal Occupations During At Least Past Five Years, and Other Directorships	Shares of Common Stock Beneficially Owned and Percent of Common Stock Outstanding[1]
J. Don Brock (69) (1972)
Dr. Brock has been President of the Company since its incorporation in 1972 and assumed the additional position of Chairman of the Board in 1975.  He earned his Ph.D. degree in mechanical engineering from the Georgia Institute of Technology.  Dr. Brock also serves as a director and a member of the Audit Committee of The Dixie Group, Inc., a public company in the floor-covering manufacturing business.  Dr. Brock is the father of Benjamin G. Brock, President of Astec, Inc. and Dr. Brock and Thomas R. Campbell, Group Vice President – Mobile Asphalt Paving and Underground, are first cousins.

2,697,208[4] 12.1%
W. Norman Smith (68) (1982)
Mr. Smith was appointed Group Vice President – Asphalt in December 1998 and also served as the President of Astec, Inc., a subsidiary of the Company, from November 1994 through October 2006.  Previously, he served as the President of Heatec, Inc., a subsidiary of the Company, since 1977.

307,407[5] 1.4%
William B. Sansom (66) (1995)
Mr. Sansom has served as the Chairman and Chief Executive Officer of H.T. Hackney Co., a diversified wholesale grocery, gas and oil, and furniture manufacturing company, since 1983.  Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981, and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983.  Mr. Sansom was appointed to the Tennessee Valley Authority board and elected Chairman in March 2006.  Mr. Sansom also serves as a director on the boards of First Horizon National Corporation and Mid-American Apartment Communities.

15,059[6] --

Class II
 Term Expiring at the 2009 Annual Meeting

Name, Age and Year First Elected Director	Positions with the Company, Principal Occupations During At Least Past Five Years, and Other Directorships	Shares of Common Stock Beneficially Owned and Percent of Common Stock Outstanding[1]
Daniel K. Frierson (66) (1994)
Mr. Frierson has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the floor-covering manufacturing business, since 1979 and has served as Chairman of the Board of such company since 1987.  Mr. Frierson also serves as a director on the board of Louisiana-Pacific Corporation.

7,264[7] --
Robert G. Stafford (69) (1988)
Mr. Stafford was appointed Corporate Vice President of Research and Development effective June 1, 2006.  Previously he served  as Group Vice President – Aggregate from December 1998 to May 2006 and served as President of Telsmith, Inc., a subsidiary of the Company from April 1991 to December 1998.

19,598[8] --
Glen E. Tellock (47) (2006)
Mr. Tellock has been the President and CEO of the Manitowoc Company since May 2007.  Previously he served as Senior Vice President of The Manitowoc Company since 1999 and President and General Manager of Manitowoc Crane Group since 2002.  Prior to joining Manitowoc in 1991, Mr. Tellock served as Financial Planning Manager with the Denver Post Corporation and as Audit Manager with Ernst and Whitney.
1,349 --

___________________

1 The amounts of the Company’s Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.  As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of rights to acquire such shares pursuant to options to purchase Common Stock, deferred stock rights and restricted stock units.  Unless indicated in the table, the number of shares included in the table as beneficially owned by a director or nominee does not exceed one percent of the Common Stock of the Company outstanding on February 21, 2008.

2 Includes 2,063 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 21, 2008.

3 Includes 920 deferred stock rights that each represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

4 Includes 48,475 shares held in a residuary trust over which shares Mr. Brock has control as trustee.  Also includes 118,686 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 21, 2008, and 18,000 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

5 Includes 218,787 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 21, 2008, and 6,200 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.  Also includes 49,614 shares held in a revocable living trust over which Mr. Smith is trustee.

6 Includes 13,721 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 21, 2008.

7 Includes 3,266 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 21, 2008.  Also includes 661 deferred stock rights that each represent the right to receive one share of Common Stock within 30 days of termination of service as a director.

8 Includes 14,854 stock options to purchase shares of Common Stock to the extent such options are either currently exercisable or will become exercisable within 60 days after February 21, 2008.  Also includes 3,348 shares held in the Company’s 401(k) Plan.

CORPORATE GOVERNANCE

Independent Directors

The Company's Common Stock is traded in the Nasdaq National Market under the symbol "ASTE."  The Nasdaq requires that a majority of the directors be “independent directors,” as defined in the Rule 4200(a)(15) of the National Association of Securities Dealers Marketplace Rules (the “Nasdaq Rules”).  Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company.  The Board has affirmatively determined by resolution that directors (or nominees) Casey, Frierson, Gehl, Green, Sansom and Tellock, which represents a majority of the directors, have no other direct or indirect relationships with the Company and therefore are independent directors on the basis of the Nasdaq Rules and an analysis of all facts specific to each director. The Board has affirmatively determined by resolution that during fiscal year 2008, the Company must have two or more regularly scheduled executive session meetings attended solely by these independent directors.

The independent members of the Board of Directors have selected Mr. Sansom as the Lead Independent Director. Among other duties, as Lead Independent Director, Mr. Sansom will preside over, coordinate and develop the agenda for executive sessions of the independent directors, and consult with the Chairman of the Board over Board and committee meeting agendas, Board meeting schedules and the flow of information to the Board.

Board Meetings and Attendance

The Company’s expectation is that all directors attend all meetings of the Board of Directors and committees on which they serve and the annual meeting of shareholders.  The Board has affirmatively determined by resolution that it encourages all members of the Board to attend each annual meeting of shareholders, particularly those directors who are nominees for election at any such meeting.  During 2007, the Board of Directors held six meetings, and the Board’s committees held the meetings described below.  Each incumbent director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during the period for which he has been a director; and (2) the total number of meetings held by all committees of the Board on which he served during the periods that he served.  All of the Company’s directors, with the exception of Glen Tellock, were in attendance at the Company’s 2007 annual meeting of shareholders.

Board Committees

During 2007, the Company’s Board of Directors had an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Certain information regarding the Board’s committees is set forth below.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act.  During 2007, the members of the Executive Committee were Dr. Brock (Chairman) and Messrs. Smith, Frierson and Ferry (through the date of his resignation as Mr. Ferry resigned from his executive position and Board membership effective July 18, 2008).  The Executive Committee did not meet during 2007, but took necessary actions during the year through consents by the Executive Committee.   The current members of the Executive Committee are Dr. Brock (Chairman) and Messrs. Smith and Frierson.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(a) of the Exchange Act, annually reviews and recommends to the Board the firm to be engaged as outside auditors for the next fiscal year, reviews with the outside auditors the plan and results of the auditing engagement, reviews the scope and results of the Company’s procedures for internal auditing and inquires as to the adequacy of the Company’s internal accounting controls.  In 2007, the members of the Audit Committee were Messrs. Tellock (Chairman), Sansom, Gehl, and Casey.  During 2007, the Audit Committee held eight meetings.  The current members of the Audit Committee are Messrs. Tellock (Chairman), Sansom, Gehl, and Casey.  The Chairman of the Audit Committee, Mr. Tellock, has been designated by the Board as the Audit Committee financial expert.   All members of the Audit Committee are independent (as independence is defined in the Nasdaq Rules).  The Board of Directors has adopted a written charter for the Audit Committee.

Compensation Committee

The Compensation Committee is authorized to evaluate, determine and approve the compensation of our executive officers, including our named executive officers, to consider and recommend to the full Board the executive compensation policies of the Company and to administer the Company’s stock incentive plans.  In 2007, the members of the Compensation Committee were Messrs. Gehl (Chairman), Green and Casey.  During 2007, the Compensation Committee held two meetings. The current members of the Compensation Committee are Messrs. Gehl (Chairman), Green and Casey.  All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Rules).  The Compensation Committee does not have a charter.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 13 of this proxy statement.  Mr. Brock, our chief executive officer, generally attends Compensation Committee meetings but is not present for the executive sessions or for any discussion of his own compensation.  Mr. Brock gives the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Compensation Committee.  Directors’ compensation is established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2007, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent), of the board of directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee.  None of the members of the Compensation Committee was an officer or employee of the Company during 2007 or at any time in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, and is responsible for establishing corporate governance policies and principles to be applicable to the Company and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate.  During 2007, the members of the Nominating and Corporate Governance Committee were Messrs. Frierson (Chairman), Sansom, Tellock and Green.  During 2007, the Nominating and Corporate Governance Committee held one meeting.  The current members of the Nominating and Corporate Governance Committee are Messrs. Frierson (Chairman), Sansom, Tellock and Green.  All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in the Nasdaq Rules).

The Nominating and Corporate Governance Committee was formerly known as the Nominating Committee.  In March 2004, the Board of Directors expanded the Committee’s duties to include certain functions related to the corporate governance of the Company and, as a result, the Nominating Committee was renamed the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors.   A copy of the Nominating and Corporate Governance Committee’s charter is available on the Company’s website at www.astecindustries.com.

Director Nominating Process

The Nominating and Corporate Governance Committee will consider written recommendations from shareholders for Company nominees to the Board.  A shareholder who wishes to recommend a person to the Committee for nomination by the Company must submit a written notice by mail to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  Such a written recommendation must be received no later than 90 days in advance of the annual meeting of shareholders and should include (i) the candidate’s name, business address and other contact information, (ii) a complete description of the candidate’s qualifications, experience and background, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, (iii) a signed statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected, (iv) a signed statement authorizing the Company to perform a background search on the candidate and (v) the name and address of the shareholder(s) of record making such a recommendation.

The Nominating and Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including but not limited to, independence, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to the Board, and a commitment to represent the long-term interests of the Company’s shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a shareholder.  The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company’s shareholders in connection with the Annual Meeting.

The Nominating and Corporate Governance Committee identifies potential Company nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders as a source for potential Board candidates.  The Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

The Nominating and Corporate Governance Committee evaluates candidates to the Board by reviewing their biographical information and qualifications.  If the Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Nominating and Corporate Governance Committee and the Chief Executive Officer.  Members of the Board also have an opportunity to interview qualified candidates. As described above, the Committee will also consider candidates recommended by shareholders.  The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate a candidate for approval by the shareholders to fill a directorship.  With respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person’s biographical information and qualifications.

In evaluating candidates to the Board, the Nominating and Corporate Governance Committee also takes into account the skill sets that are needed to balance and complement the skill sets of other candidates and members of the Board, and the skills and expertise of a candidate that facilitate the Company’s compliance with the rules of the Securities and Exchange Commission and the National Association of Securities Dealers.

The Board is nominating three individuals for election as Directors, all of whom are current Directors.  The Nominating and Corporate Governance Committee recommended each of the three nominees to the Board.

Shareholder Communications

The Board of Directors has unanimously adopted a process to facilitate written communications by shareholders to the Board. Shareholders wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Secretary of the Company, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  All written communications received in such manner from shareholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock, as of February 21, 2008, by (i) the Named Executive Officers and (ii) the Company’s directors and executive officers as a group.

Name	Shares Beneficially Owned[1]	Percent of Class
J. Don Brock	2,697,208[2]	12.1%
F. McKamy Hall	7,400[3]	--
Thomas R. Campbell	56,849[4]	--
Frank D. Cargould	2,500[5]	--
W. Norman Smith	307,407[6]	1.4%

All executive officers and directors as a group	3,264,115[7]	14.6%
___________________

1 The amounts of the Company’s Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.  As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of rights to acquire such shares pursuant to options to purchase Common Stock, deferred stock rights and restricted stock units.  Unless indicated in the table, the number of shares included in the table as beneficially owned by a director or nominee does not exceed one percent of the Common Stock of the Company outstanding on February 21, 2008.

2 Mr. Brock is the president and chief executive officer of the company.  The shares beneficially owned by Mr. Brock include 48,475 shares held in a residuary trust over which shares Mr. Brock has control as trustee.  Also includes 118,686 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 21, 2008, and 18,000 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

3 Mr. Hall is the principal financial officer of the Company.  The shares beneficially owned by Mr. Hall include 5,000 stock options to purchase shares of Common Stock that are either currently exercisable or will become exercisable within 60 days after February 21, 2008, and 2,000 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

4 Mr. Campbell is the Group Vice President of the Mobile Asphalt Paving and Underground segments of the Company.  The shares beneficially owned by Mr. Campbell include 56,849 stock options to purchase shares of Common Stock that are either currently exercisable or will become exercisable within 60 days after February 21, 2008.

5 Mr. Cargould is President of Breaker Technology, Ltd and Breaker Technology, Inc.  The 2,500 shares beneficially owned by Mr. Cargould are restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

6 Mr. Smith is the group vice president of the Company’s Asphalt segment.  The shares beneficially owned by Mr. Smith include 218,787 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 21, 2008, and 6,200 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.  Beneficially owned shares also include 49,614 shares held in a revocable living trust.

 7 Includes 550,875 shares that the directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days after February 21, 2008 under the Company’s stock option plans.  Such shares are issuable upon exercise of such options and are assumed to be outstanding for purposes of determining the percent of shares owned by the group.  Also includes 6,168 shares of Common Stock held in the Company’s 401(k) Plan, 1,581 deferred rights to shares of Common Stock and 28,700 restricted stock units which convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement or termination of service as a director.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s Common Stock, as of February 21, 2008, with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company’s Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned[1]	Percent of Class
J. Don Brock Astec Industries, Inc. 4101 Jerome Avenue Chattanooga, Tennessee 37407	2,697,208[2]	12.1%
Lynne W. Brock 6454 Howard Adair Road Chattanooga, Tennessee 37416	1,620,878[3]	7.3%
Jeffrey L. Gendell 55 Railroad Avenue 3rd Floor Greenwich, Connecticut 06830	2,174,266[4]	9.8%
AXA Mutuelle Group 26, rue Drouot 75009 Paris, France and AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	1,744,306[5]	7.8%
___________________

1 The amounts of the Company’s Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.

2 Includes 48,475 shares held in a residuary trust over which shares Mr. Brock has control as trustee.  Also includes 118,686 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 21, 2008, and 18,000 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

3 The information shown is derived from account statements of Lynne W. Brock, which were provided on February 21, 2008 by her investment broker at Stifel, Nicolaus & Company, Inc.

4 The information shown is derived from a Schedule 13G/A filed on November 9, 2007 by Jeffrey L. Gendell, Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P. and Tontine Capital Management, L.L.C. (collectively, the “Gendell Reporting Persons”).  According to the Schedule 13G, it was filed by the Gendell Reporting Persons with respect to (i) 354,557 shares directly owned by Tontine Partners, L.P. with shared power to direct the vote and disposition of such shares with Tontine Management, L.L.C., (ii) 378,468 shares directly owned by Tontine Overseas Fund, Ltd. and Tontine Capital Overseas Master Fund, L.P. with shared power to direct the vote and disposition of such shares with Tontine Overseas Associates, L.L.C. and (iii) 1,441,241 shares directly owned by Tontine Capital Partners, L.P. with shared power to direct the vote and disposition of such shares with Tontine Capital Management, L.L.C.  In addition and according to the Schedule 13G, Jeffrey L. Gendell shares the power to direct the vote and dispose of the above-listed 2,174,266 shares held by the Tontine-affiliated entities in his capacity as the (i) Managing Member of Tontine Management, L.L.C., which is the General Partner of Tontine Partners, L.P., (ii) Managing Member of Tontine Capital Management, L.L.C., which is the General Partner of Tontine Capital Partners, L.P., and (iii) the Managing Member of Tontine Overseas Associates, L.L.C., which is the Investment Manager of Tontine Overseas Fund, Ltd. and Tontine Capital Overseas Master Fund, L.P.

5 The information shown is derived from a Schedule 13G filed on February 14, 2008 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “AXA Mutuelle Group”), AXA, a subsidiary of the AXA Mutuelle Group (“AXA”) , and AXA Financial, Inc. (individually, “AXA Financial” and collectively with the AXA Mutuelle Group and AXA, the “AXA Reporting Persons”).  According to the Schedule 13G, it was filed by the AXA Reporting Persons with respect to (i) 317,626 shares directly owned by AXA Rosenberg Investment Management LLC (“AXA Rosenberg”) with shared power to direct the vote and disposition of such shares with AXA, the parent of AXA Rosenberg, (ii) 1,266,230 shares directly owned by AllianceBernstein L.P. (“AllianceBernstein”) with shared power to direct the vote and disposition of such shares with AXA Financial, the parent of AllianceBernstein and (iii) 160,450 shares directly owned by AXA Equitable Life Insurance Company (“AXA Equitable”) with shared power to direct the vote and disposition of such shares with AXA Financial, the parent of AXA Equitable.  In addition and according to the Schedule 13G, as the ultimate parent of the AXA Reporting Persons, the AXA Mutuelle Group shares the power to direct the vote and dispose of the above-listed 1,744,306 shares held by the AXA Mutuelle Group-affiliated entities.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.  This section includes, among other things, an explanation of the overall objectives of our compensation program, what it is designed to reward, and each element of the compensation that we pay.  Later in this proxy statement under the heading “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2007 to the following individuals, who we refer to as our named executive officers:

•	J. Don Brock, our president and principal executive officer;
•	F. McKamy Hall, our vice president and principal financial officer;
•	Thomas R. Campbell, the group vice president of our Mobile Asphalt and Underground groups;
•	W. Norman Smith, the group vice president of our Asphalt group; and
•	Frank D. Cargould, the president of Breaker Technology Ltd and Breaker Technology, Inc.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of our Compensation Program

Our objectives with respect to the Company’s executive compensation program are to:

•	attract and retain qualified personnel that are critical to the Company’s long-term success and the creation of shareholder value;

•	create a strong link between executive officer compensation and the Company’s annual and long-term financial performance; and

•	encourage the achievement of Company performance by utilizing a performance-based incentive structure.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our shareholders.  We seek to provide direct compensation that is competitive within the marketplace, and believe that a portion of total compensation should be performance-based and in the form of equity awards.

How we Determine and Assess Executive Compensation

Our Compensation Committee of the Board of Directors, composed entirely of independent directors, determines and approves the compensation of our executive officers, including our named executive officers.  Our Compensation Committee is also responsible for making recommendations to the Board with respect to the Company’s executive compensation policies and the adoption of stock and benefit plans.  Mr. Brock, our President, makes recommendations to the Compensation Committee regarding the compensation for our named executive officers other than himself.

Our Compensation Committee’s policy is to set senior executive pay at sufficiently competitive levels to attract, retain, and motivate highly talented individuals to contribute to our goals, objectives, and overall financial success.  We believe that the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive within the construction equipment manufacturing industry, as well as with a broader group of companies of comparable size and complexity.   Actual compensation levels may be greater or less than average competitive levels in similar companies based upon annual and long-term Company performance, as well as individual performance.

In 2005, the Company engaged the services of a compensation consultant, Towers Perrin, and instructed them to conduct a market analysis and to assist the Company in developing a long-term incentive plan.  We then considered the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it would be market competitive.  The peer group compiled by Towers Perrin in 2005 consisted of the companies listed below, each of which are road-building and related equipment manufacturing companies or companies that have substantial large equipment manufacturing businesses.  We believe that we compete to varying degrees for business and talent with the companies in this peer group.

Actuant	Gehl Co.
Alamo Group, Inc.	Graco
Bucyrus International, Inc.	IDEX
Cascade Corp.	Milacron
Columbus McKinnon	Nordson
Dresser-Rand Group Inc.	Thermadyne Holdings
Gardner Denver	Xerium Technologies

While we reviewed peer group data compiled by Towers Perrin for informational purposes, we did not formally target specific levels of pay relative to the external market.   Instead, the Committee used the information as a guide in establishing an executive compensation program that reinforces our business objectives and ensures that pay is aligned with short-term and long-term performance results.  Although we did not conduct a specific peer group review during 2007, we continue to build on and develop the compensation program that was initiated in 2005 without significant deviation.

While market competitiveness is important, it is not the only factor we consider when establishing compensation opportunities of our named executive officers.  Actual pay decisions are made following a review and discussion of the financial and operational performance of our businesses, individual performance, retention concerns and internal pay equity.

Elements of Our Compensation Program

The Company’s executive officer compensation program is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity grants.  We also provide our executive officers certain perquisites and executive benefits, including contributions to the Company’s Supplemental Executive Retirement Plan, as well as other benefits that are generally available to all employees of the Company, including medical and 401(k) plans.

Base Salary

Base salary is the fixed component of our named executive officers’ total direct compensation, as opposed to at-risk compensation based on performance.  The Compensation Committee reviews base salaries on an annual basis, and approves salary levels after a subjective assessment of a number of factors.  These factors include the Company’s performance for the previous year, the executive officer’s individual performance for the previous year,  the executive officer’s future potential, the executive officer’s scope of responsibilities and experience and competitive salary practices.

Based upon the above factors, the Compensation Committee approved 2007 base salary increases for our named executive officers by 2.5% to 6.0% over 2006 base salary levels.

Annual Cash Incentive Compensation

Annual cash incentive compensation rewards an executive officer’s individual performance as well as the overall performance of the Company for a given year.  Bonuses for Messrs. Brock, Hall, Smith and Campbell, each of whom is employed at the Astec Industries, Inc. level, are discretionary, but are generally consistent with the percent bonuses earned by our subsidiary Presidents.  For 2007 performance, discretionary bonuses of 52% for Mr. Brock, 32% for Mr. Hall, 49% for Mr. Smith and 49% for Mr. Campbell were received.

Mr. Cargould, who is employed as President at one of our operating subsidiaries, earns his annual incentive compensation pursuant to a performance-based formula based on the following factors, which we believe are the key indicators of proper capital management and are critical to our short-term success:

Performance Metric	2007 Target Minimum	2007 Target Maximum
Return on Capital Employed	10%	14%
Cash Flow on Capital Employed	10%	14%

In addition to these performance metrics, certain goals relating to the operating subsidiary’s safety record are considered.  If the maximum target is met, the executive officer will earn a bonus of up to 50% of base salary.  Mr. Cargould received a bonus equal to 50% of his base salary pursuant to the above-described formula for executive officers of an operating subsidiary.

Long-Term Incentive Compensation

The Company provides long-term incentives to its executive officers through its 2006 Incentive Plan, which permits the grant of various equity based awards, including stock options, stock appreciation rights, restricted stock and performance awards that are payable in stock.  The program is designed to create a strong and direct link between executive officer pay and shareholder return and to enable executive officers to develop and maintain a long-term stock position in the Company’s common stock.  Awards are granted at our discretion based on Company performance, individual performance and the employee’s position with the Company.

In August 2006, our Compensation Committee reserved an aggregate of 700,000 shares of our common stock for providing incentives to management, including our named executive officers, over a five–year period beginning in fiscal year 2006.  Each year that the Company and/or its subsidiaries meet established performance expectations, key members of management will be awarded restricted stock units.  In addition, management will receive an additional award if the cumulative performance over the five-year period exceeds the cumulative goals.

Messrs. Brock, Hall, Campbell and Smith’s performance targets for 2006 and 2007 were, and for the next three years will be, based entirely on the performance of the Company as a whole, with performance targets based on net income and return on capital employed. The performance targets must be met in order to earn the restricted stock units.  The performance targets were developed with the assistance of a compensation consultant, Towers Perrin, in 2005.  Annual net income targets were set at levels which would increase annual net income of the existing Astec companies by 75% over the 5-year period and which would result in a return on capital employed of at least 14%. Meeting these income targets would allow the Company to achieve its goal of increasing its total net income by 100% over the 5-year period with the other 25% net income growth to come from acquisitions.  Although it will require continuously improving performance in order to regularly meet the performance targets, the Compensation Committee believes that it is reasonably likely that at least a majority of the performance targets will be met. The number of shares allocated to Messrs. Brock, Hall, Campbell and Smith were developed with the assistance of the outside consultant with final approval being given each year by the Compensation Committee.

Mr. Cargould’s performance targets for 2006 and 2007 were, and for the next three years will be, based 75% upon the performance of the subsidiary of which he is president and 25% based upon the performance of the Company as a whole.  The performance targets must be met in order to earn the restricted stock units.  The performance targets for the Company’s subsidiaries were also developed with the assistance of a compensation consultant, Towers Perrin, in 2005.  Annual net income targets were set at levels which would increase each subsidiary’s annual net income by approximately 10% per year during the 5-year period and which would result in a return on capital employed of at least 14%.

Based on the performance results noted above, effective March 8, 2007, the Compensation Committee approved the grant of the restricted stock units earned for 2006 and allocated such restricted stock units to our management, including our named executive officers.  The number of earned restricted stock units allocated to each named executive officer is as follows: Mr. Brock, 9,000; Mr. Hall, 1,000; Mr. Campbell, 3,100; Mr. Smith, 3,100; and Mr. Cargould 1,500.  Based on the performance results noted above, effective February 28, 2008, the Compensation Committee approved the grant of the restricted stock units earned for 2007 and allocated such restricted stock units to our management, including our named executive officers.  The number of earned restricted stock units allocated to each named executive officer is as follows: Mr. Brock, 9,000; Mr. Hall, 1,000; Mr. Campbell, 3,100; Mr. Smith, 3,100; and Mr. Cargould 1,000.   The restricted stock units vest five years from the date they are granted or upon retirement of the grantee after reaching age 65 if earlier.

Because the performance criteria and the aggregate award pools were determined in August 2006 at the inception of the plan, as prescribed by SFAS 123R, we record compensation expense beginning in the year the participant’s service is performed, even though the specific awards are not granted until shortly after year end.  The restricted stock unit awards earned in 2006 were granted to our named executive officers in March 2007.  The restricted stock unit awards earned in 2007 were granted in February 2008.  Compensation expense for 2007 attributable to the combined total of restricted stock units allocated to our named executive officers in March 2007 and the restricted stock units granted to our named executive officers in February 2008 is reflected in the Summary Compensation Tables for 2007.  However, only the corresponding award granted in March 2007 is reflected in the Grant of Plan Based Awards table for fiscal year 2007.  The corresponding awards granted in February 2008 will be included in the Grant of Plan Based Awards table in our 2008 proxy statement.

Perquisites and other Executive Benefits

Executive officers are eligible for certain perquisites and additional benefits that are not available to all employees but that are available to many management level employees, including premiums for term life insurance for the Company’s CEO, Mr. Brock.  In addition, our executive officers are eligible for benefits under our Supplemental Executive Retirement Plan (SERP).  The SERP provides additional benefits to individuals whose retirement benefits are affected by the limit on the maximum amount of compensation which may be taken into account under the qualified pension and 401(k) plans and provides additional benefits on annual bonus payments not recognized under the qualified plans. Additional details regarding perquisites and other benefits provided to our named executive officers are disclosed in the Summary Compensation Table and described in the accompanying narrative.

We believe the perquisites and additional benefits provided to our named executive officers are reasonable in light of industry practices and competitive with the perquisites provided to executive officers within our peer group.  We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m)

In establishing pay levels for our named executive officers, the Committee considers the impact of Section 162(m) of the Internal Revenue Code on the amount of compensation deductible by the Company.  Under current tax law, Section 162(m) imposes a $1 million limit (per “covered employee”) that a publicly traded company can deduct for compensation paid to the CEO and four other most highly compensated executive officers employed as of the end of any fiscal year.  This limitation does not apply to pay that qualifies as “performance-based compensation” (as defined under Section 162(m)).  In order to qualify as “performance-based”, compensation must, among other things, be based solely on the attainment of pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts.

The Committee generally seeks to structure annual incentive and long-term incentive arrangements for named executive officers to qualify for full tax deductibility under Section 162(m).  All options and stock appreciation rights granted under the 2006 Incentive Plan will be exempt from the deduction limit of 162(m).  The Compensation Committee may designate any other award granted under the 2006 Incentive Plan as performance based in order to make the award fully deductible.  However, the Committee reserves the right to make awards outside of these plans or to provide compensation that does not qualify for full tax deductibility under Section 162(m) when deemed appropriate.

Accounting Considerations

The Company considers the accounting implications of all aspects of its executive compensation program.  With the adoption of SFAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation.  In addition, accounting treatment is just one of many factors impacting plan design and pay determinations.  Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The Company encourages executive stock ownership but does not currently have formal guidelines in place.  The Committee will periodically monitor executive officer stock ownership levels to determine whether ownership requirements are warranted.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2006 and 2007

This table provides information regarding compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2006 and December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
J. Don Brock Chairman of the Board and President (PEO)	2007 2006	530,000 500,000	275,000 250,000	433,898 193,867	-- 53,570	-- --	124,336 131,074	1,363,234 1,128,511
F. McKamy Hall VP, Chief Financial Officer and Treasurer (PFO)	2007 2006	220,000 213,000	75,000 55,000	59,894 9,858	-- 17,857	-- --	40,307 32,252	395,201 327,967
W. Norman Smith Group VP, Asphalt	2007 2006	243,000 235,000	120,000 115,000	144,684 71,546	-- 35,713	-- --	48,259 41,492	555,943 498,751
Thomas R. Campbell Group VP, Mobile Paving & Underground	2007 2006	244,400 235,000	120,000 115,000	41,041 7,093	-- 35,713	-- --	48,708 37,984	454,149 430,790
Frank D. Cargould President, Breaker Technology Ltd and Breaker Technology, Inc.	2007 2006	180,000 175,600	-- --	71,174 17,958	-- 8,928	90,000(3) 87,800(3)	40,187 36,849	381,361 327,135

(1)
Beginning in August 2006, we authorized and reserved an aggregate number of unallocated shares of common stock to be awarded to approximately 100 employees, including our named executive officers, as stock performance awards under our 2006 Incentive Plan.  Each year that the Company and/or its subsidiaries meet established performance expectations, key members of management will be awarded restricted stock units. Restricted stock units that were earned for performance in 2006 were not formally allocated to individual participants, nor were actual awards granted, until March 8, 2007.  Additional restricted stock units were granted in February 2008 for performance in 2007.  Amounts for 2007 represent the portion of the total fair value of the restricted stock units granted in 2008 and 2007 recognized by the Company as an expense in our 2007 financial statements.  Amounts for 2006 represent the portion of the total fair value of the restricted stock units granted in 2007 recognized by the Company as an expense in our 2006 financial statements.  The fair value of awards of restricted stock units was determined by reference to the market price of the underlying shares on the grant date and in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (which we refer to as SFAS 123R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.  For more information regarding the restricted stock units granted to our named executive officers, please see our Compensation Discussion and Analysis set forth in this proxy statement.

(2)
Represents the proportionate amount of the total fair value of option awards recognized by the Company as an expense for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.  All option awards granted to the named executive officers had fully vested prior to the beginning of 2007, and no new option awards were granted to the named executives in 2007, and therefore no expense for option awards was recorded in 2007. The assumptions used in determining the compensation expense are set forth in Note 14 to the Company’s consolidated financial statements for 2007, which are included in our Annual Report on Form 10-K for 2007, filed with the SEC.

(3)	Reflects the dollar value of the bonus earned based on the formula discussed in the Compensation Discussion and Analysis on page 17 of this proxy statement.

(4)           Amounts included in this column are reflected in the following table.

Description	Year	Brock	Hall	Smith	Campbell	Cargould
Employer contribution to 401(k) plan	2007 2006	$ 6,750 6,600	$6,750 6,600	$6,750 6,600	$6,750 6,600	$6,750 6,600
Employer contribution to SERP	2007 2006	77,174 63,190	27,214 23,568	35,511 32,277	35,579 26,273	27,345 25,645
Premiums for term life insurance	2007 2006	23,570 23,570	-- --	-- --	-- --	--
Personal use of aircraft	2007 2006	-- 6,920	-- --	-- --	-- --	-- --
Tax gross up on perks	2007 2006	14,142 18,294	-- --	-- --	-- --	--
Spousal Travel	2007 2006	-- --	-- --	-- --	-- --	5,607 3.833
Personal use of automobile costs	2007 2006	2,700 715	6,343 2,084	5,998 2,615	1,679 5,111	485 771
Compensation for unused vacation	2007 2006	-- 11,785	-- --	-- --	4,700 --	--

Grants of Plan-Based Awards for Fiscal Year 2007

The following table sets forth individual grants of awards made to each named executive officer during fiscal year 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target $	Maximum $	(#)(2)	(3)
Mr. Brock	3-8-07	--	--	--	9,000	348,840
Mr. Hall	3-8-07	--	--	--	1,000	38,760
Mr. Smith	3-8-07	--	--	--	3,100	120,156
Mr. Campbell	3-8-07	--	--	--	3,100	120,156
Mr. Cargould	3-8-07	1	90,000	90,000	1,500	58,140

(1)	Represents potential threshold, target and maximum payout opportunities for financial performance in 2007 under the annual bonus plan in place for Mr. Cargould.

(2)
Represents restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest five years from the date they are granted or upon the retirement of the grantee after reaching age 65 if earlier.

(3)	Represents the aggregate grant date fair value of each restricted stock unit award. The grant date fair value of the awards is determined pursuant to SFAS 123R.

Outstanding Equity Awards at 2007 Fiscal Year-End

This table discloses outstanding stock option and stock awards for the named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Brock	46,929	--	--	29.594	3/8/2009	9,000	334,710	--	--
	46,435	--	--	25.500	3/5/2010	--	--	--	--
	25,322	--	--	19.430	3/6/2015	--	--	--	--

Mr. Hall	5,000	--	--	29.594	3/8/2009	1,000	37,190	--	--

Mr. Smith	54,246	--	--	17.375	6/25/2008	3,100	115,289	--	--
	46,621	--	--	29.594	3/8/2009	--	--	--	--
	46,079	--	--	25.500	3/5/2010	--	--	--	--
	35,890	--	--	12.969	1/1/2011	--	--	--	--
	21,097	--	--	14.500	1/1/2012	--	--	--	--
	14,854	--	--	19.430	3/6/2015	--	--	--	--

Mr. Campbell	7,228	--	--	26.125	2/24/2009	3,100	115,289	--	--
	37,621	--	--	29.594	3/8/09	--	--	--	--
	12,000	--	--	25.500	3/5/2010	--	--	--	--

Mr. Cargould	--	--	--	--	--	1,500	$55,785	--	--

(1)
All stock options were awarded under the 1998 Long-Term Incentive Plan except for the 7,228 issued to Mr. Campbell, which were issued under the Executive Officer Annual Bonus Equity Election Plan.  All options are fully vested.

(2)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on March 8, 2012, which is the fifth anniversary of the grant date, or upon the retirement of the executive after reaching age 65, if earlier.

(3)
 Reflects the value calculated by multiplying the number of restricted stock units by $37.19, which was the closing price of our common stock on December 31, 2007, the last trading day in our 2007 fiscal year.

Option Exercises and Stock Vested in Fiscal Year 2007

This table discloses stock options which were exercised during 2007. No stock awards held by our named executive officers vested in 2007.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value Realized
Name	Acquired on Exercise (#)	Realized on Exercise ($)	Shares Acquired on Vesting (#)	on Vesting ($)
(a)	(b)	(c) (1)	(d)	(e)
Mr. Brock	--	--	--	--
Mr. Hall	38,804	506,087	--	--
Mr. Smith	32,806	1,040,371	--	--
Mr. Campbell	43,379	1,003,062	--	--
Mr. Cargould	5,020	163,600	--	--

(1)	Reflects the market price of our common stock on the date of exercise, minus the exercise price of the stock options.

Nonqualified Deferred Compensation for Fiscal Year 2007

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c) (1)	(d) (2)	(e)	(f) (3)
Mr. Brock	--	77,174	76,692	--	1,365,679
Mr. Hall	--	27,214	44,176	--	556,592
Mr. Smith	--	35,511	41,802	--	696,469
Mr. Campbell	--	35,579	205,378	--	750,303
Mr. Cargould	--	27,345	7,346	--	208,544

(1)
Reflects the annual company contributions made to the Supplemental Executive Retirement Plan (SERP) accounts of the named executive officers in an amount equal to 10% of the executive’s total compensation.  These amounts are reflected in the Summary Compensation Table in the “All Other Compensation” column.

(2)
Reflects the aggregate earnings credited to the executive’s account during 2007, which include interest and other earnings based on the investment elections of the executive.  All investment elections provide market returns and there were no preferential or above-market earnings that would be required to be included in the Summary Compensation Table in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column.

(3)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the “Aggregate Balance at Last FYE” column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Astec Industries, Inc. Supplemental Executive Retirement Plan (SERP) provides a fully vested retirement benefit to our named executive officers upon their termination of employment with the Company.

During a participant’s employment, the Company contributes 10%, unless specified otherwise by the Board, of such participant’s compensation (which includes base salary and annual bonus but excludes certain amounts, such as an amount realized from the exercise of a stock option) to each named executive officer’s SERP account. This amount is credited with earnings or losses based on the rate of return on the Participant’s investment elections, which include money market funds, mutual funds, and Company common stock, and are generally the same as his or her investment election under our 401(k) plan.

Upon separation from service, the Company will pay the participant a single lump sum in cash equal to the amount in his or her SERP account. A participant may elect to receive payment in annual installments, not to exceed 10 years. If a participant dies before receiving the lump sum payment, or, in the case of an annual installment election, before receiving all installments, the SERP account balance will be distributed to his or her survivor in a single lump sum as soon as practicable following the participant’s death.

Accelerated withdrawal is not permitted except in certain limited circumstances specified in the plan. The Company may terminate the SERP at any time but must pay participants the account value as determined under the SERP.

Potential Payments Upon Termination or Change-in-Control

As a matter of business philosophy, the Company generally does not enter into employment agreements or severance agreements with the Company’s senior executive officers, including the named executive officers.  In the event of a termination without cause or resignation without good reason, or a change in control of the Company, the Company would consider at that time based on the circumstances whether to enter into any arrangements providing for payments to our named executive officers.

Under our 2006 Incentive Plan, our performance share awards vest and become fully-exercisable, either immediately or at the end of the year in which the termination occurs in the event of the death or retirement of the individual.  In addition, in the event of a change in control where the surviving entity does not assume or otherwise equitably convert the awards, our performance share awards vest and become fully exercisable as of the end of the month immediately preceding the change in control.  In addition, our Compensation Committee has the discretion to fully vest awards under the 2006 Incentive Plan upon termination of employment or a change in control, even if such events do not automatically trigger vesting under the plan.

Under our 1998 Long-Term Incentive Plan, all options or stock awards outstanding vest and become fully-exercisable upon the participant’s death or disability.  In the event of a change in control, these options and stock awards vest and become fully exercisable. In addition, our Compensation Committee has the discretion to fully vest awards under the 1998 Long-Term Incentive Plan upon events which they believe may lead to a change in control, even if such events do not automatically trigger vesting under the plan.

The performance share awards granted under our 2006 Incentive Plan in March 2006 and February 2008 related to performance in 2006 and 2007.  Assuming such awards had all been granted as of December 31, 2007, that the target levels of performance had been met, and that any of the following events occurred as of December 31, 2007, the individual amounts that would be received based upon the fair market value of Astec stock on December 31, 2007 by our named executive officers upon acceleration of such awards are set forth below:

	Accelerated performance share awards vesting upon death, disability, retirement or change in control
Name	(#)	($)
Mr. Brock	18,000	669,420
Mr. Hall	2,000	74,380
Mr. Smith	6,200	230,578
Mr. Campbell	6,200	230,578
Mr. Cargould	2,500	92,975

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to our SERP for retirement eligible executives are indicated in the Nonqualified Deferred Compensation Plan table above.

All options granted to our named executive officers under our 1998 Long-Term Incentive Plan are fully vested, and therefore our named executive officers would receive no benefit from these provisions in the event of death, disability or a change in control of the Company.

DIRECTOR COMPENSATION

Name (a)(1)	Fees Earned or Paid in Cash ($) (b) (2)	Stock Awards ($) (c) (3)	Option Awards ($) (d) (4)	Total ($) (h)
Phillip E. Casey	23,500	28,000	--	51,500
Daniel K. Frierson	10,500	28,000	--	38,500
William D. Gehl	23,500	28,000	--	51,500
Ronald F. Green	14,500	28,000	--	42,500
William B. Sansom	23,000	28,000	--	51,000
Glen E. Tellock	22,500	28,000	--	50,500

(1)
Mr. Brock and Mr. Smith, two of our named executive officers, and Mr. Stafford, an executive officer for 2007 who is not a named executive officer, served as directors of the Company during 2007 but are excluded from this section since they received no compensation as directors of the Company.  Additionally, Mr. Ferry, who resigned from his executive position and Board membership effective July 18, 2008, received no compensation as a director of the Company.

(2)	Reflects attendance fees for the various Board and Committee meetings attended.

(3)
Reflects the dollar amount recognized by the Company for financial reporting purposes relating to common stock granted as payment of the director’s annual retainer, with respect to Messrs. Casey, Green, Sansom and Tellock, and deferred stock granted as payment of the director’s annual retainer, with respect to Messrs. Frierson and Gehl.  The fair value of awards of common stock and deferred stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with SFAS 123R.  The dollar values shown above equal the full grant date fair value of the awards.

The following table shows the aggregate number of deferred stock awards held by each director who is not a named executive officer as of December 31, 2007:

Director	Deferred Stock Awards
Mr. Casey	920
Mr. Frierson	3,042
Mr. Gehl	8,063
Mr. Green	--
Mr. Sansom	--
Mr. Tellock	--
Mr. Stafford	--

(4)
None of the directors were issued option awards during 2007.  The following table shows the aggregate number of options held by each director who is not a named executive officer as of December 31, 2007:

Director	Options
Mr. Casey	--
Mr. Frierson	3,266
Mr. Gehl	--
Mr. Green	2,063
Mr. Sansom	13,721
Mr. Tellock	--
Mr. Stafford	14,854

Material Terms of Director Compensation Plan

Our director compensation plan provides for both cash and equity compensation for our non-employee directors.  The principal features of the director compensation plan as in effect for 2007 are described below.  We review director compensation on an annual basis.

Annual Retainers.  All non-employee directors receive an annual board retainer fee of $28,000 which they can individually elect to receive in the form of cash, stock, deferred stock or stock options each year.  In addition, the director compensation plan provides for the following supplemental annual retainers:

2007(1)
Audit Committee member	$4,000
Compensation Committee member	2,000
Nominating and Corporate Governance Committee member	2,000

(1)	These fees for 2007 were paid to the appropriate directors in January 2008.

Meeting Fees.  Our director compensation plan provides for meeting fees for non-employee directors as follows:

•	$1,500 for each board meeting;

•	$1,000 for each committee meeting attended; and

•	$500 additional fee to the audit committee chairman for each audit committee meeting attended.

Equity Awards.  In accordance with the Company's Non-Employee Directors Stock Incentive Plan, the Company's non-employee directors may elect to receive their annual retainer in the form of cash, shares of common stock, deferred stock or stock options. If the director elects to receive common stock, whether on a current or deferred basis, the number of shares to be received is determined by dividing the dollar value of the annual retainer by the fair market value of the common stock on the date the retainer is payable.

Non-employee directors may elect to defer the receipt of common stock received as payment of the annual retainer until the earlier of (i) his or her termination of service as a director, or (ii) another designated date at least three years after the date of such deferral election. If any dividends or other rights or distributions of any kind are distributed to stockholders prior to the non-employee director's receipt of his or her deferred shares, an amount equal to the cash value of such distribution will be credited to a deferred dividend account for the non-employee director. The deferred dividend account will provide the non-employee director with the right to receive additional shares of common stock having a fair market value as of the date of the dividend distribution equal to the cash value of the distributions.

Non-employee directors may also elect to receive stock options in payment of the annual retainer. If the director elects to receive stock options, the number of options to be received is determined by dividing the dollar value of the annual retainer by the Black-Scholes value of an option on the date the retainer is payable. The options will be fully exercisable on the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in this proxy statement.

COMPENSATION COMMITTEE

William D. Gehl (Chairman)
Ronald F. Green
Phillip E. Casey

This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

Decisions and recommendations regarding the financial reporting procedures of the Company are made by the Audit Committee of the Board of Directors, which during 2007 was comprised of Messrs. Casey, Gehl, Tellock, and Sansom.  The following report is not subject to incorporation by reference in any filings made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We, as a committee of the Board of Directors, oversee the Company’s financial reporting process on behalf of the Board of Directors.  We operate under a written charter adopted by the Board of Directors on March 13, 2000, and amended and restated on each of October 24, 2002 and March 11, 2004.  This report reviews the actions we have taken with regard to the Company’s financial reporting process during 2007 and the Company’s audited consolidated financial statements as of December 31, 2007 included in the Company’s Annual Report on Form 10-K.

In March 2004, the Board designated us to also serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) in accordance with SEC rules and regulations. In our capacity as the QLCC, we are responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. In our capacity as the QLCC, we have the authority and responsibility to inform the Company’s Chief Executive Officer of any violations.  We can determine whether an investigation is necessary and can take appropriate action to address these reports.  If an investigation is deemed necessary or appropriate, we have the authority to notify the Board, initiate an investigation and retain outside experts.

We are composed solely of independent directors, as that term is defined in Rule 4200(a)(15) by the Nasdaq Rules, and as independence for audit committee members is defined in the Nasdaq Rules.  None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates. Our Chairman, Mr. Tellock, has been designated by the Board as our financial expert.  Mr. Tellock is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls.  The Company’s outside auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  Our responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as the Company’s outside auditors for the coming year.

We have implemented procedures to ensure that during the course of each fiscal year we devote the attention that we deem necessary or appropriate to fulfill our oversight responsibilities under our charter.  To carry out our responsibilities, we met eight times during 2007.

In fulfilling our oversight responsibilities, we reviewed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for 2007 including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

We reviewed with the Company’s outside auditors during 2007, Ernst & Young LLP, as to their judgments about the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with us under Statement on Auditing Standards No. 61, Communication with Audit Committees, with respect to the time such auditor was performing services for the Company.  In addition, we discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures required of Ernst & Young LLP by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, that we received with respect to the time such auditor was performing services for the Company.  We also considered whether the provision of services during 2007 by Ernst & Young LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2007 was compatible with maintaining Ernst & Young LLP’s independence with respect to the time such auditor was performing services for the Company.

Additionally, we discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits.  We met with the outside auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Glen E. Tellock, Chairman
Phillip E. Casey
William D. Gehl
William B. Sansom

February 28, 2008

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its related persons (as such term is defined in Item 404(a) of Regulation S-K) can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.  Therefore, as a general matter, it is the Company’s preference to avoid such transactions.  Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company.  Therefore, the Company has adopted a written policy with respect to related person transactions which requires either the Company’s Audit Committee or the Company’s Compensation Committee to review and, if appropriate, to approve or ratify any such transactions.  Pursuant to the Company’s written policy, any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s related persons had, has or will have a direct or indirect material interest, must be reviewed, and if appropriate, approved or ratified by either the Audit Committee or the Compensation Committee.

Benjamin G. Brock served as the Vice President of Sales for Astec, Inc., a wholly-owned subsidiary of the Company, since January 2003 and, since November 1, 2006, has served as the President of Astec, Inc. with annual compensation at market rates of approximately $240,000 in salary and annual bonus.  Mr. Brock is Dr. Don Brock’s son.  Thomas R. Campbell has served as Group Vice President of Mobile Asphalt Paving and Underground since 2001 with compensation at market rates in excess of $120,000 per year, as disclosed on the Summary Compensation Table.  Mr. Campbell and Dr. Don Brock are first cousins.  The Audit Committee has reviewed and approved or ratified these transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file.  In addition, Item 405 of Regulation S-K requires the Company to identify in this Proxy Statement any person that may have failed to file a Section 16(a) form in a timely manner.  Based solely upon information provided to the Company by each such person, the Company believes that its directors, executive officers and greater than 10% shareholders complied during fiscal 2007 with all applicable Section 16(a) filing requirements, except that Albert E. Guth failed to timely file one Form 4 for the exercise of 4 separate stock options and the related sale of the common stock obtained.  A Form 4 reflecting the transactions was filed one week late.

AUDIT MATTERS

Change in Independent Registered Public Accounting Firm

Grant Thornton LLP served as the Company’s independent registered public accounting firm until June 16, 2006, on which date the Company, as approved by the Audit Committee, dismissed Grant Thornton LLP as the independent registered public accounting firm for the Company effective as of such date.  The reports of Grant Thornton LLP on the Company’s consolidated financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Grant Thornton LLP issued a disclaimer of opinion on both management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2005.  During the fiscal years ended December 31, 2004 and 2005, and the subsequent interim period from January 1, 2006 through June 15, 2006, the Company had no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreements in connection with its report on the consolidated financial statements for such periods.   During the fiscal years ended December 31, 2004 and 2005, and the subsequent interim period from January 1, 2006 through June 15, 2006, the Company did not consult with Grant Thornton LLP regarding any event identified in Item 304(a)(1)(v) of Regulation S-K.

On June 15, 2006, the Audit Committee engaged Ernst & Young LLP as the Company’s new independent registered public accounting firm effective as of such date.  Ernst & Young LLP served as the Company’s independent registered public accounting firm from June 15, 2006 until December 31, 2007.  Ernst & Young LLP is serving as the independent registered public accounting firm for the Company for the current calendar year.  During the Company’s fiscal year ended December 31, 2005, and the subsequent interim period from January 1, 2006 through June 15, 2006, the Company did not consult Ernst & Young LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements nor did the Company consult Ernst & Young LLP regarding any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv)) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal year ended December 31, 2005, and the subsequent interim period from January 1, 2006 through June 15, 2006, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following tables present fees for professional audit services rendered by Ernst & Young LLP and Grant Thornton LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2007, and fees billed for other services rendered by Ernst & Young LLP and Grant Thornton LLP during those periods.

Ernst & Young LLP	2007	2006
Audit Fees[1]	$1,572,880	$1,756,921
Audit-Related Fees[2]	56,130	100,392
Tax Fees[3]	112,728	99,175
All Other Fees	3,000	3,000
Total:	$1,744,738	$1,959,488

Grant Thornton LLP	2007	2006
Audit Fees[1]	$75,000[4]	$62,686
Audit-Related Fees[2]	--	--
Tax Fees[3]	--	--
All Other Fees	--	--
Total:	$75,000	$62,686

1 Audit Fees consisted of professional services performed for the audit of the Company’s annual financial statements and the required review of financial statements included in the Company’s Form 10-Q filings, as well as fees for subsidiary audits.

2 Audit-Related Fees consisted of audits of financial statements of employee benefit plans and accounting assistance.

3 Tax Fees consisted of fees for tax compliance and tax consulting services.

4 Equals amount billed for consent opinion for Form 10-K.

Audit Fee Approval

The percentage of fees paid to Ernst & Young LLP for audit fees, audit-related fees and tax fees that were approved by the Company’s Audit Committee was 100% in fiscal  2006 and fiscal 2007.

The percentage of fees paid to Grant Thornton LLP for audit fees, audit-related fees and tax fees that were approved by the Company’s Audit Committee was 100% in fiscal 2006.

Audit Committee Pre-Approval Policy

Since October 24, 2002, the Company’s Audit Committee has approved all fees for audit and non-audit services of the Company’s independent registered public accounting firm prior to engagement.  It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, to the extent required by applicable law, all audit and non-audit services provided to the Company by its independent registered public accounting firm. In accordance with applicable law, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has delegated to each of its members the authority to grant the required pre-approvals for any engagement that does not exceed twenty-five thousand dollars ($25,000).

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2007.  The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company’s financial statements are compatible with the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SOLICITATION OF PROXIES

The costs of soliciting proxy appointments will be paid by the Company.  In addition to solicitation by mail, officers of the Company may solicit proxy appointments by personal interview, and by telephone and telegraph, and may request brokers holding stock in their names, or the names of nominees, to forward proxy soliciting material to the beneficial owners of such stock and will reimburse such brokers for their reasonable expenses.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report to an address shared by two or more shareholders. This method of delivery is referred to as “householding.” Currently, the Company is not householding for registered shareholders, but brokers, dealers, banks or other entities which hold Common Stock in “street name” for beneficial owners of Common Stock and which distribute proxy statements and annual reports they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those shareholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please send a written request to the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. Shareholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report, as requested, by contacting such broker, dealer, bank or other entity.

Our annual report and proxy will also be available on the web prior to our annual meeting.  Once posted, you will be able to access, view and download this year’s Annual Report and Proxy Statement on the web at http://bnymobular.net/bnymellon/aste_beneficial.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting other than those referred to above.  If any matters which are not specifically set forth in the form of proxy appointment and this Proxy Statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.

Whether or not you expect to be present at the meeting in person, you may vote your shares via a toll-free telephone number or via the internet or you may sign, date, and return promptly the enclosed proxy appointment card in the enclosed envelope.  No postage is necessary if the proxy appointment card is mailed in the United States.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company, made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, intended to be presented for consideration at the 2009 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 21, 2008 in order to be included in the Company’s Proxy Statement and Form of Proxy Appointment relating to the 2008 Annual Meeting of Shareholders.

Any other matter proposed by shareholders to be discussed at the 2009 Annual Meeting of Shareholders may be so discussed if (i) the proposal is received by the Company on or before February 4, 2009 and (ii) the Company in its sole discretion and in accordance with applicable law, approves discussion of the matter at the 2008 Annual Meeting of Shareholders.  Any shareholder proposal not received prior to February 4, 2009 will be considered untimely and, if such proposal is nonetheless presented at the 2008 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

INFORMATION INCORPORATED BY REFERENCE

The Company’s financial statements and other financial information for the fiscal year ended December 31, 2007, may be found in the Company’s 2007 Annual Report on Form 10-K, which has been mailed to all shareholders. The 2007 Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.